Exhibit 10.13

***	Pursuant to a request for confidential treatment filed with the Securities and Exchange Commission, confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission

DATED 23rd February 2000

ELIAHOU ZELOOF AMIRA ZELOOF

OFER ZELOOF AND OREN ZELOOF (1)

-and-

INTERXION CARRIER HOTEL LIMITED (2)

-and-

INTERXION HOLDING N.V. (3)

AGREEMENT

Relating to

Premises at Block B

The Old Truman Brewery

91 Brick Lane

London E1

BIRD & BIRD

90 Fetter Lane

London EC4A 1JP

THIS AGREEMENT is made the 23rd day of February Two thousand

BETWEEN:-

(1)	ELIAHOU ZELOOF AMIRA ZELOOF OFER ZELOOF AND OREN ZELOOF all of 15 Hanbury Street London E1 (hereinafter called “the Landlord” which expression shall include where the context so admits its successors in title and assigns)

(2)	INTERXION CARRIER HOTEL LIMITED whose registered office is at 90 Fetter Lane London EC4A 1JP (hereinafter called “the Tenant” which expression shall include where the context so admits its successors in title and assigns)

(3)	INTERXION HOLDING N.V whose registered office is at Cessnalaan 1-33 1119NJ Schipol Netherlands and whose United Kingdom address for service shall be 90 Fetter Lane London EC4A 1JP (“the Parent”)

IT IS HEREBY AGREED as follows:-

1.	Definitions

In this Agreement the following expressions unless the context otherwise requires shall have the meanings hereinafter specified that is to say:-

1.1 “the Building” means Block B The Old Truman Brewery 91 Brick Lane London E1

1.2 “the Conditions Precedent” means:

1.2.1 The provision of written consent to the grant of this Agreement and the Lease by any parties which at the date hereof have a charge over the Landlord’s Superior Title

1.2.2 The grant to the Tenant of Planning Permission Necessary for the lawful carrying on of the Tenant’s Proposed Business and the carrying out of the Tenant’s Proposed Works

1.2.3 The obtaining of a full structural survey by the Tenant which in the Tenant’s reasonable opinion indicates that the Building is of a type and in a state suitable for the carrying on of the Tenant’s Proposed Business and the carrying out of the Tenant’s Proposed Works

1.2.4 The grant of the Court Order

1.3 “the Court Order” means an order of the court made pursuant to Section 38(4) of the Landlord and Tenant Act 1954 (“the Act”) authorising in relation to the tenancy to be created by the Lease the agreement between the Landlord and the Tenant to be contained in Clause 6 of the Lease excluding in relation to that tenancy the provisions of Sections 24 to 28 of the Act

1.4 “the Completion Date” shall mean the date (not to be before 10 March 2002) 10 working days after the date on which the relevant party notifies the other that the last outstanding Condition Precedent has been satisfied Provided That the relevant party shall so notify the other within five working days of becoming aware that the relevant Condition Precedent shall be satisfied or five working days after the date on which the Tenant shall be entitled to occupy the Premises in accordance with the provisions of this Agreement whichever shall be the later

1.5 “the Landlord’s Solicitors” shall mean Messrs Finers Stephens Innocent of 179 Great Portland Street London W1N 6LS (fao Mr Spencer Grimshaw)

1.6 “Landlord’s Superior Title” shall mean the freehold land comprised at the date hereof in title number NGL291450

1.7 “the Lease” shall mean the lease of the Premises in the form annexed hereto which is to be granted to the Tenant in accordance with the provisions of this Agreement

1.8 “the Long Stop Date” shall mean 31st March 2002

1.9 “the Premises” shall mean those parts of the Building as set out in the schedule annexed hereto (“the Schedule”) subject to the Landlord procuring vacant possession thereof

1.10 “Planning Permission” means the grant of detailed planning permission for the Premises and the Equipment (as defined in the Lease) on the roof of the Building which contains conditions which are acceptable to the Tenant acting reasonably by Tower Hamlets Borough Council or such other competent authority to the Tenant’s Proposed Works and to the Tenant’s Proposed Business with office and other ancillary uses

1.11 “the Tenant’s Proposed Business” means the use of the Premises as a carrier hotel with offices and all uses ancillary thereto

1.12 “the Tenant’s Proposed Works” shall mean the works which the Tenant intends to carry out at the Premises details of which are annexed to this Agreement and which shall include the installation of the Tenant’s Equipment and such other works as the Tenant intends to carry out in relation to the Building and which shall not affect the exterior of the Building

1.13 “the Tenant’s Equipment” shall mean

(1)	computer cabling and telephone lines

(2)	telecommunications equipment

(3)	power systems including transformers, emergency generators, fuel tanks, uninterruptable power supplies, batteries, an earthing system, power distribution points and power management system

(4)	air conditioning systems, chiller units, pipes, fans

(5)	raised floors, partition walls, suspended ceilings, extra doors

(6)	security and alarm systems

(7)	fire suppression and detector systems (gas)

(8)	cabling including power and telecommunications ducts and vertical rises

(9)	water and drainage systems

which is to be installed as part of the Tenant’s Proposed Works

1.14 “the Term Commencement Date” shall be 24 January 2000

1.15 “the Tenant’s Solicitors” shall mean Messrs Bird & Bird of 90 Fetter Lane London EC4A 1JP (fao Mr Andrew Stobban)

2.	Conditional Agreement

2.1 Completion of the Lease is conditional upon the Conditions Precedent being satisfied by the Long Stop Date

2.2 If the Tenant wishes to vary those of the Tenant’s Proposed Works as affect the exterior of the Building it shall provide the Landlord with full plans and specifications and any other details which the Landlord may reasonably require in relation to such variation to the Tenant’s Proposed Works and upon receipt thereof the Landlord shall at the cost of the Tenant and with all due expedition examine such plans and specifications and inform the Tenant whether its consent is given to such plans and specifications or not and if the Landlord refuses consent then the Tenant may alter its plans and specifications and resubmit them to the Landlord and the Landlord shall examine them and inform the Tenant whether its consent is given in accordance with the terms of this Clause and this process may be repeated until the Landlord’s consent is given or until the Tenant serves notice on the Landlord that it does not intend to vary the Tenant’s Proposed Works provided that no such variations shall be permitted which shall prevent the Conditions Precedent being satisfied by the Long Stop Date

2.3

2.3.1 The Tenant shall use best endeavours to obtain (i) Planning Permission and (ii) any other consents required for the carrying on of the Tenant’s Proposed Business and the carrying out of the Tenant’s Proposed Works as soon as reasonably possible and in any event before the Long Stop Date

2.3.2 The Tenant shall inform the Landlord in writing no later than five working days after it has received Planning Permission and the consents referred to in Clause 2.3.1 above and for the avoidance of doubt the Tenant shall so notify the Landlord on each and every occasion that it shall receive Planning Permission or the consent (as the case may be)

2.4 The Tenant shall commission a full structural survey of the Building as soon as reasonably possible and in any event no later than 10 working days from the date of this Agreement and the Tenant shall procure that such survey shall be issued no later than six months from the date of this Agreement and the Tenant shall provide the Landlord with a full copy of such survey within five working days of receipt by the Tenant and at the same time shall give written notice to the Landlord of whether or not in the Tenant’s reasonable opinion the Building is suitable for the carrying out of the Tenant’s Proposed Works and/or carrying on of the Tenant’s Proposed Business

2.5

2.5.1 The Landlord shall as soon as reasonably possible submit a copy of this Agreement and the Lease to any party which has a charge over the Landlord’s Superior Title and shall use all reasonable endeavours to obtain the consent of such charges to this Agreement and the grant of the Lease as soon as reasonably possible

2.5.2 The Landlord shall inform the Tenant as soon as reasonably practicable once it has received the consents referred to in Clause 2.5.1 above

2.6

2.6.1 In relation to the Court Order the parties shall as soon as reasonably practicable make to the Mayors and City of London Court an application for the Court Order and shall diligently pursue such application and use their reasonable endeavours to obtain the Court Order

2.6.2 The Landlord shall inform the Tenant as soon as reasonably practicable once the Court Order has been granted

3.	Termination

3.1 If at any time during the term of this Agreement it appears to the Tenant acting reasonably that it will not be possible to fulfil any or all of the Conditions Precedent then the Tenant may on giving not less than three months’ written notice to the Landlord terminate this Agreement or

3.2 If the Conditions Precedent have not been fulfilled by the Long Stop Date then this Agreement may be determined by either party on giving written notice to that effect to the other party (provided that the Landlord shall not be entitled to serve such notice on the Tenant if the Tenant shall have given written notice to the Landlord prior to the Long Stop Date whereby the Tenant shall waive those Conditions Precedent referred to in Clauses 1.2.2 and/or 1.2.3 which remain unfulfilled and the parties shall treat the date on which such notice is given as the date on which the Conditions Precedent are fulfilled for the purposes of the definition “Completion Date” in this Agreement)

and in either case all obligations (save for the Tenant’s and Parent’s obligations contained in Clause 8.6) hereunder shall cease (but without prejudice to the rights of either party in respect of any antecedent breach of the terms of this Agreement by the other) and the Tenant shall immediately procure the cancellation of any notice or other entry registered against the Landlord or the Landlord’s title in respect of this Agreement

4.	Restrictions

4.1 “Restrictions” means all matters affecting the Premises or their use registered or capable of registration as local land charges and all notices charges orders resolutions demands proposals requirements regulations restrictions agreements directions or other matters affecting the Premises or their use served or made by any local or other competent authority or otherwise arising under any statute or any regulation or order made under any statute

4.2 The Premises shall be demised subject to all (if any) Restrictions affecting the Premises (whether in existence at the date of this Agreement or arising at any later date)

4.3 The Premises shall be demised subject to all rights of way and water rights of common and other rights easements quasi-easements liabilities and public rights affecting the same

4.4 No representation is made or warranty given by the Landlord as to the permitted use of the Premises for planning purposes

4.5 The Tenant acknowledges that its obligations under this Agreement and the Lease shall not be affected or lessened in any way by the fact that there may now or subsequently exist any Restrictions

5.	Representations etc.

No immaterial error omission or misstatement in this Agreement or in any plan of the Premises referred to in this Agreement shall in any way affect the obligations of the parties under this Agreement or entitle any party to damages or compensation

6.	Grant of Lease

6.1 On the Completion Date the Landlord shall grant to the Tenant and the Tenant shall accept the Lease of the Premises for a term commencing on the Term Commencement Date and expiring on 5th April 2015 in the form of the Lease

6.2 The Lease and the Counterpart shall be prepared by the Landlord’s Solicitors and an engrossment of the Counterpart shall be delivered to the offices of the Tenant’s solicitors at least five working days before the Completion Date

6.3 The Lease shall be completed on the Completion Date at the offices of the Landlord’s Solicitors or at such other place as the Landlord’s Solicitors shall reasonably require in the United Kingdom

7.	Occupation of the Premises before the grant of the Lease

7.1 Subject to the terms of Clause 8 below the Tenant will be entitled to occupy each relevant part of the Premises as tenant at will for the purpose of commencing and completing the Tenant’s Proposed Works and carrying out the Tenant’s Proposed Business with effect from the dates shown in the Schedule for take up of each part of the Premises

7.2 The Tenant shall inform the Landlord within a reasonable period following completion of the Tenant’s Proposed Works

7.3 In respect of each part of the Premises which the Tenant is entitled to occupy under Clause 7.1 above from the date shown in the Schedule for take up of the relevant part of the Premises until the grant of the Lease:

7.3.1 the parties shall be liable (subject to the provisions of Clause 7.4 below) to observe and perform the same obligations as are imposed by the covenants on their respective parts and the conditions to be contained in the Lease in so far as they are not inconsistent with the provisions of this Agreement; and

7.3.2 the Landlord shall have and be entitled to all remedies by distress action or otherwise for recovering any monies or for breach of obligation on the part of the Tenant as if the Lease had then been granted

***	Pursuant to a request for confidential treatment filed with the Securities and Exchange Commission, confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission

7.4 With effect from 24 January 2000 in respect of that part of the Premises described in the schedule 1 of the Schedule and with effect from the relevant dates shown in schedules 2, 3, 4 and 5 of the Schedule for each other part of the Premises the Tenant shall be responsible for and pay directly to any relevant authority all rates, taxes and utility charges attributable to the relevant part or parts of the Premises in accordance with the terms of the Lease and for the period commencing on 24 January 2000 in respect of that part of the Premises described in schedule 1 of the Schedule and with effect from the relevant date shown in schedules 2, 3, 4 and 5 of the Schedule for each other part of the Premises the Tenant will also be responsible for the due payment of the rent firstly reserved and secondly reserved by the Lease together in all cases with any Value Added Tax properly payable thereon

7.5 For the avoidance of doubt the sums which the Tenant shall pay at any given time under Clause 7.4 above shall be calculated (in accordance with the terms of Clause 7.6 below) according to the total area of the Premises as indicated in the Schedule but subject to further measurement which the Tenant is then entitled to occupy

***	7.6 The rent first reserved under the Lease shall be calculated at a rate of

8.	Tenant’s Proposed Works

The Tenant shall carry out the Tenant’s Proposed Works in accordance with the Planning Permission (provided that this Clause shall not prohibit the commencement of the Tenant’s Proposed Works prior to obtaining the Planning Permission) and all other permissions and the regulations (whether statutory or otherwise) required for the carrying out completion and retention of the Tenant’s Proposed Works

8.2 The Tenant shall carry out the Tenant’s Proposed Works with all due expedition and in a good and workmanlike manner and in compliance with all relevant consents, statutes, orders, bye-laws and the requirements of any competent authority

8.3 The Tenant shall fully and effectually indemnify the Landlord and keep the Landlord so indemnified against all loss, damage, claims and actions, demands or liabilities whatsoever and however arising whether directly or indirectly as a result of the Landlord permitting the Tenant access to the Premises for the purposes aforesaid and/or as a result of the carrying out and/or in completion of the Tenant’s Proposed Works and/or as a result of any other act or default of the Tenant or other persons expressly or impliedly authorised by the Tenant including (without prejudice the generality of the foregoing) in respect of any damage or disturbance caused to the Premises or to the Building and/or to the occupiers thereof by the carrying out of the Tenant’s Proposed Works or the reinstatement of the Premises or otherwise arising directly or indirectly therefrom and including any expenses and loss of income if the Premises and not cleared and reinstated as herein provided in the event the Tenant is required to vacate the same

8.4 The Tenant will cause no more damage nuisance and or disturbance to the Landlord and/or any other occupiers of the Landlord’s adjoining land and premises than is reasonably necessary in carrying out the Tenant’s Proposed Works (provided that the parties acting reasonably and in good faith shall use their reasonable endeavours to agree hours during which the Tenant carries out the Tenant’s Proposed Works) and shall make good any damage caused with all due expedition and to the reasonable satisfaction of the Landlord

8.5 The Tenant shall comply with all reasonable regulations made from time to time by the Landlord concerning the carrying out of the Tenant’s Proposed Works and in particular (but without limitation) the storage and delivery of plant equipment and machinery and other items in connection with the Tenant’s Proposed Works PROVIDED THAT the Landlord shall not make any regulations in this respect which would materially hold up or hinder completion of the Tenant’s Proposed Works

8.6 In the event that this Agreement is determined other than by completion of the Lease then the Tenant shall vacate the Premises within twenty working days and at the Tenant’s expense as soon as reasonably possible and in any event within three months of the date of the Landlord’s notice (subject to any extension of time as may be agreed by the parties acting reasonably in the event of delays in reinstatement arising on account of matters beyond the Tenant’s control) reinstate (and for the avoidance of doubt the obligation to reinstate shall include an obligation to remove all the Tenant’s plant equipment machinery and conducting media from the Building) the Premises and/or the remainder of the Building to the reasonable satisfaction of the Landlord and make good all consequential damage to the reasonable satisfaction of the Landlord and the Tenant shall be obliged to pay to the Landlord all sums which would otherwise be due under the Lease until such time as the Premises shall have been reinstated in accordance with the provisions of this Clause PROVIDED THAT if the Tenant is obliged within a period of three years from the date hereof to reinstate the Premises and/or the remainder of the Building then in consideration of the Landlord entering into this Agreement with the Tenant the Parent guarantees to and covenants with the Landlord that it shall promptly observe and perform the Tenant’s obligations under this Clause 8.6 or (if the Lease has been completed) Clause 2.7 of the Lease PROVIDED THAT the Parent’s liability under this Clause shall be limited to the sum of FOUR HUNDRED THOUSAND POUNDS (£400,000,00) plus VAT

8.7 For the avoidance of doubt the Landlord hereby confirms that it will not require the Tenant to enter into any further licence for alterations in respect of the Tenant’s Proposed Works within the Premises

9.	Non-assignment

The Tenant shall not assign the benefit of this Agreement in whole or in part other than to a bank funding the Tenant for the carrying out of the Tenant’s Proposed Works and/or the Tenant’s remaining obligations in this Agreement and/or the Lease and the Landlord shall not be obliged to grant the Lease to any person other than the Tenant

10.	Executory Agreement

10.1 This Agreement is an executory agreement only and shall not operate or be deemed to operate as a demise of the Premises

10.2 Save as described in Clause 8 hereof the Tenant shall not be entitled to occupation or possession of the Premises until the Lease is completed

11.	Disputes

11.1 Save as otherwise expressly herein provided it is agreed that in the event of any dispute or difference arising between the parties hereto touching and concerning any matter or thing arising out of this Agreement (other than with regard to construction of this Agreement) if the Landlord so requires such dispute or difference whether arising before or after the determination of this Agreement shall be referred to some independent and fit person to be appointed by the parties or failing their Agreement within five working days after notice given by either party to the other on who shall be appointed by the President for the time being of the Royal Institution of Chartered Surveyors on the application of either party

11.2 In every case where a person is appointed under Clause 11.1 he shall act as an expert and not as an arbitrator and the decision of such person shall be conclusive and binding on the parties hereto and without appeal and any fees which may become payable to such person shall be within the award of that person

11.3 The parties shall be required to submit their representations to such person within a period of five working days of notice of his appointment and such expert shall be required to produce his decision within five working days thereafter

12.	Miscellaneous

12.1 Section 196 of the Law of Property Act 1925 shall apply to any notices to be served under or by virtue of this Agreement

12.2 Save in so far as they have been fully performed or are provided for in the Lease the provisions of this Agreement shall remain in full force and effect after and notwithstanding completion of the Lease.

12.3 Subject to the terms of Clause 2.1 no defect in the Premises and/or the remainder of the Building and/or the remainder of the Landlord’s adjourning land and premises at the date hereof or on which the Lease is granted shall in any way lessen or affect the Tenant’s obligations under the Lease.

12.4 In this Agreement:-

12.4.1 Any reference to an Act of Parliament shall include any modification extension replacement or re-enactment thereof for the time being in force and shall also include instruments plans regulations permissions and directions for the time being made issued or given thereunder or deriving validity therefrom

12.4.2 The headings shall be ignored for the purpose of Interpretation

12.4.3 Words importing the neuter gender only shall include the masculine or feminine gender (as the case may be) and words importing the masculine gender only shall include the feminine gender and vice versa

12.4.4 Words importing the singular number only shall include the plural number and vice versa

12.4.5 “Working day” means a day on which clearing banks in the City of London are (or would be but for a strike lockout or other stoppage affecting particular banks or banks generally) open during normal banking hours

12.5 Every provision contained in this Agreement shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining such provisions shall not in any way be affected thereby

13.	Further Agreement

On the dates shown in the Schedule and subject in each case to the Landlord procuring vacant possession of each relevant area (provided that the Landlord shall in each case previously have used all reasonable endeavours to procure such vacant possession) the Tenant shall be permitted to occupy each relevant area of the Premises shown in the Schedule in accordance with the terms of Clause 7 above

SIGNED by	)	/s/
duly authorised for and on	)
behalf of	)
ELIAHOU ZELOOF AMIRA ZELOOF	)
OFER ZELOOF AND OREN ZELOOF	)

SIGNED by	)	/s/
duly authorised for and on	)
behalf of INTERXION CARRIER HOTEL	)
LIMITED	)

SIGNED by	)	/s/
duly authorised for an on	)
behalf of INTERXION HOLDING N.V	)

[SCHEDULE TO BE ANNEXED]

* * * Pursuant to a request for confidential treatment filed with the Securities and Exchange Commission, confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission

24-Jan-2000	Area	Square feet			Start	Square feet
	B3 - 600	6,542.00		Schedule 1	24-Jan-2000	31,991
	B3 - 602	1,323.00		Schedule 2	1-Apr-2000	13,353
	B3 - 607	581.00		Schedule 3	15-Aug-2000	7,050
	B2 - 500	7,188.00		Schedule 4	1-Jan-2001	7,330
	B2 - 502	1,459.00		Schedule 5	20-Feb-2002	10,900

	B2 - 503	1,259.00				70,624

	B2 - 504	1,280.00
	B2 - 505	1,076.00	***	70,624.00
	B2 - 510	2,690.00		70,624.00
	B1 - 400	5,957.00
	B-300/315/316 partially	2,636.00

	Total	31,991.00

1-Apr-2000	demise schedule 2	Square feet
	B3 - 604	1,323.00
	B3 - 605	1,291.00
	B3 - 606	1,280.00
	B3 - 610	2,685.00
	B4 - 710 (penthouse)	2,647.00
	B2 - 506	1,334.00
	B2 - 507	793.00
	Corridors + toilets area 2nd	2,000.00

	Total	13,353.00

15-Aug-2000	Area	Square feet
	B1-410	2,034.00
	B1-415	1,132.00
	B1-416	1,164.00
	B1-417	700.00
	B1-418	700.00
	B1-419	700.00

	Total	7,050.00

1-Jan-2001	Area	Square feet
	B3-617	3,829.00
	B3-618	220.00
	corridor/toilet	500.00
	B3-601	781.00
	corridors + toilets 3rd floor	2,000.00

	Total	7,330.00

28/2/2002	Area	Square feet
	B1-401	1,232.00
	B1-402	1,474.00
	B1-403	1,259.00
	B1-404	1,280.00
	B1-405	535.00
	B1-406	1,622.00
	B1-407	1,998.00

PROPOSED THIRD FLOOR
PROPOSED FOURTH FLOOR
PROPOSED SECOND FLOOR
PROPOSED FIRST FLOOR
PROPOSED MEZZANINES
PROPOSED GROUND FLOOR
318/3420
230/2576
130/1403
B0-311/312
130/1403
B0-313/314
130/1403
B0-332
332/3573

DETRON 002

AC/CHILLERS
AC/CHILLERS
FUTURE AC/CHILLERS
AC/CHILLERS
AC/CHILLERS
LxBxH
6.5x2.2x2.35
DISTRIBUTION HEADER
FUTURE AE/CHILLERS
FUTURE AE/CHILLERS

PLAN A